Exhibit (k)(4)

ADVISORY FEE WAIVER AGREEMENT

COLLER SECONDARIES PRIVATE EQUITY OPPORTUNITIES FUND

950 Third Avenue

New York, New York 10022

April 1, 2024

Coller Private Market Secondaries Advisors, LLC

950 Third Avenue

New York, New York 10022

Ladies and Gentlemen:

Coller Private Market Secondaries Advisors, LLC (the “Adviser”) hereby agrees that for the period beginning on the commencement of operations (“Commencement Date”) of Coller Secondaries Private Equity Opportunities Fund (the “Fund”) until March 31, 2025 (“Limitation Period”), to reduce the annual rate of its Advisory Fee payable under the Investment Advisory Agreement, between the Adviser and the Fund (the “Advisory Agreement”) from 1.65% to 0.00% (the “Fee Waiver”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Advisory Agreement.

This agreement (the “Agreement”) will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

[Signature page follows]

Very truly yours,

COLLER SECONDARIES PRIVATE
EQUITY OPPORTUNITIES FUND

By:	/s/ Eli Bauernfreund
Name:	Eli Bauernfreund
Title:	Vice President

COLLER PRIVATE MARKET SECONDARIES ADVISORS, LLC

By:	/s/ Richard Jason Alexander Elmhirst
Name:	Richard Jason Alexander Elmhirst
Title:	President

[Signature Page to Advisory Fee Waiver Agreement]